UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2018 (July 23, 2018)

Booz Allen Hamilton Holding Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34972	26-2634160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8283 Greensboro Drive, McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 902-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 23, 2018 (the “Amendment Effective Date”), Booz Allen Hamilton Holding Corporation’s wholly-owned subsidiaries, Booz Allen Hamilton Inc. (the “Company”) and Booz Allen Hamilton Investor Corporation (“Investor”), and certain wholly-owned subsidiaries of the Company (the “Subsidiaries” and, together with Investor, the “Guarantors”), entered into the Sixth Amendment (the “Amendment”) to the Credit Agreement, dated as of July 31, 2012 (as previously amended by the First Amendment to Credit Agreement, dated as of August 16, 2013, the Second Amendment to Credit Agreement, dated as of May 7, 2014, the Third Amendment to the Credit Agreement, dated as of July 13, 2016, the Fourth Amendment to the Credit Agreement, dated as of February 6, 2017, and the Fifth Amendment to the Credit Agreement, dated as of March 7, 2018, the “Existing Credit Agreement” and, as amended, the “Credit Agreement”), among the Company, the Guarantors, Bank of America, N.A., as Administrative Agent, Collateral Agent, and the other lenders and financial institutions from time to time party thereto, to extend the maturity of the tranche A term loan and revolving credit facilities, reduce the interest rate applicable to the tranche A term loans and provide for a new delayed draw facility. The interest rate applicable to the tranche B term loans is unchanged.

Prior to the Amendment Effective Date, approximately $1,079,487,956.25 of tranche A term loans (the “Existing Tranche A Term Loans”) were outstanding under the Existing Credit Agreement. Pursuant to the Amendment, certain lenders under the Existing Credit Agreement converted their Existing Tranche A Term Loans into a new tranche of tranche A term loans (the “New Refinancing Tranche A Term Loans”) in an aggregate amount, along with New Refinancing Tranche A Term Loans advanced by certain new lenders, of approximately $1,479,487,956.25, $400,000,000.00 of which will be available as a delayed draw facility (such facility, the “Delayed Draw Facility”). The Delayed Draw Facility will be will be available to be drawn in up to two separate tranches prior to the nine-month anniversary of the Amendment Effective Date. The proceeds of the New Refinancing Tranche A Term Loans borrowed on the Amendment Effective Date were used to prepay in full all of the Existing Tranche A Term Loans that were not converted into New Refinancing Tranche A Term Loans. The proceeds of the Delayed Draw Facility will be used for general corporate purposes and other purposes not prohibited by the Credit Agreement.

Prior to the Amendment Effective Date, approximately $500,000,000.00 of revolving commitments (the “Existing Revolving Commitments”) were outstanding under the Existing Credit Agreement. Pursuant to the Amendment, certain lenders under the Existing Credit Agreement converted their Existing Revolving Commitments into a new tranche of revolving commitments (the “New Revolving Commitments” and the revolving credit loans made thereunder, the “New Revolving Loans”) in an aggregate amount, along with New Revolving Commitments of certain new lenders, of $500,000,000.00.

Under the Amendment, the rate at which New Refinancing Tranche A Term Loans and New Revolving Loans bear interest is equal to (i) the higher of (x) the rate for deposits in U.S. dollars in the London interbank market (adjusted for maximum reserves) for the applicable interest period (“LIBOR rate”) and (y) 0.00%, plus, in each case, an applicable margin that is determined based on a leverage-based pricing grid, or (ii) the alternate base rate, which is the higher of (w) the corporate base rate established by the administrative agent from time to time, (x) 0.50% in excess of the overnight federal funds rate, (y) the three-month LIBOR rate (adjusted for maximum reserves) plus 1.00%, plus, in each case, an applicable margin that is determined based on a leverage-based pricing grid; provided, that if such rate shall be less than zero, such rate shall be deemed to be zero.

Under the Amendment, the New Refinancing Tranche A Term Loans and the New Revolving Commitments will mature on the fifth anniversary of the Amendment Effective Date.

The New Refinancing Tranche A Term Loans and the New Revolving Commitments will be secured by the same collateral and guaranteed by the same guarantors as the existing term loans under the Credit Agreement. Voluntary prepayments of the New Refinancing Tranche A Term Loans and the New Revolving Loans are permitted at any time, in minimum principal amounts, without premium or penalty. The other terms of the New Refinancing Tranche A Term Loans and the New Revolving Commitments are also generally the same as the terms of the Existing Tranche A Term Loans and Existing Revolving Commitments under the Existing Credit Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 with respect to the New Refinancing Tranche A Term Loans and the New Revolving Commitments is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Sixth Amendment to Credit Agreement, dated as of July 23, 2018, among Booz Allen Hamilton Inc., as Borrower, Booz Allen Hamilton Investor Corporation, Booz Allen Hamilton Engineering Holding Co., LLC, Booz Allen Hamilton Engineering Services, LLC, SDI Technology Corporation, eGov Holdings, Inc. and Aquilent, Inc., as Guarantors, Bank of America, N.A., as Administrative Agent and Collateral Agent and the other Lenders and financial institutions from time to time party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Booz Allen Hamilton Holding Corporation

BY:	/s/ Lloyd W. Howell, Jr.
Lloyd W. Howell, Jr. Executive Vice President, Chief Financial Officer and Treasurer

Date: July 24, 2018